MAYTAG CORPORATION
                                      Exhibit 12
                   Computation of Ratio of Earnings to Fixed Charges
                    (Amounts in thousands of dollars except ratios)


                                               Year Ended December 31
                                    1993     1992    1991    1990     1989

Consolidated pretax income
  from continuing operations
  before cumulative effect of
  accounting changes             $ 89,870 $  7,546 $123,417 $159,405 $206,972

   Interest expense                75,364   75,004   75,159   81,966   83,398

   Depreciation of capitalized
       interest                     1,546      933      348       57

   Interest portion of rental
       expense                     10,480   11,264   11,177    9,183    7,107

   Earnings                      $177,260 $ 94,747 $210,101 $250,611 $297,477

   Interest expense              $ 75,364 $ 75,004 $ 75,159 $ 81,966 $ 83,398

   Interest capitalized             1,484    3,886    6,329    5,348

   Interest portion of rental
       expense                     10,480   11,264   11,177    9,183    7,107

   Fixed charges                 $ 87,328 $ 90,154 $ 92,665 $ 96,497 $ 90,505


  Ratio of earnings to fixed
       charges                   $   2.03 $   1.05 $   2.27 $   2.60 $   3.29


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